SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Settlement Agreement and Mutual Release ("Agreement") is entered into between Morgan Paris, Inc. ("Morgan Paris"), an Ohio corporation with its principal place of business in Cincinnati, Ohio, Derma Sciences, Inc. ("DSI"), a Pennsylvania corporation with its principal place of business in Old Forge, Pennsylvania, and Kathryn H. Dumas ("Dumas"), an individual residing in the State of Ohio, who is the President and the sole shareholder of Morgan Paris.
    WHEREAS, a suit was filed on or about September 7, 1994, by Morgan Paris in the United States District Court for the Southern District of Ohio, being Civil Action No.C-1-94-614, against DSI, in which Morgan Paris alleged that it was entitled to recover damages from DSI for, inter alia, breach of contract and violation of various federal and state antitrust laws ("Suit"); and

    WHEREAS, DSI has denied and continues to deny all of the substantive allegations made in Morgan Paris' Suit and, in addition, has itself asserted counterclaims in said Suit for recovery of damages against Morgan Paris alleging, inter alia, breach of contract by Morgan Paris, and for non-payment of certain amounts which DSI claims are due and owing by Morgan Paris to DSI; and

    WHEREAS, Morgan Paris has denied and continues to deny all substantive allegations of DSI's counterclaims; and

    WHEREAS, Morgan Paris has made certain claims in the aforesaid Suit for recovery of commissions and compensation allegedly owed to Dumas; and

    WHEREAS, the parties hereto now wish to fully settle and compromise all differences between themselves which are in any way related to or arise out of the claims and counterclaims asserted in the aforesaid Suit;

     NOW, THEREFORE, in consideration of the mutual promises and undertakings of the parties hereto, and the mutual releases granted herein, and for other good and valuable consideration, the sufficiency and adequacy of which is acknowledged by the parties hereto, it is now hereby agreed as follows:

     1. The aforementioned Suit, together with all claims and counterclaims therein, shall be promptly dismissed, with prejudice, and each party hereto agrees to execute any papers, including a stipulated entry of dismissal, and do whatever other things may be necessary to promptly effect such dismissal. Each party shall bear its own costs in such Suit.

     2. Morgan Paris and Dumas do hereby forever release and discharge DSI from any and all liability or responsibility for any and all claims, debts, damages, losses, injuries, rights of action or obligations of any kind, matured or unmatured and of whatever nature, and whether or not presently known, which may have been sustained or suffered by Morgan Paris or Dumas, which arise out of or are related to any of the events, transactions and occurrences referred to in the aforesaid Suit, or which may in the future result from or arise out of such events, transactions and occurrences, and both Morgan Paris and Dumas do hereby accept the aforesaid consideration in full discharge, compromise and settlement of any and all such claims, debts, etc.

     3. DSI does hereby forever release and discharge Morgan Paris and Dumas from any and all liability or responsibility for any and all claims, debts, damages, losses, injuries, rights of action or obligations of any kind, matured or unmatured and of whatever nature, and whether or not presently known which may have been sustained or suffered by DSI, which arise out of or are related to any of the events, transactions and occurrences referred to in the aforesaid Suit, or which may in the future result from or arise out of such events, transactions and occurrences referred to in the aforesaid Suit, and DSI does hereby accept the aforesaid consideration in full discharge, compromise and settlement of all such claims, debts, etc.

     4. It is the intent and expectation of the parties hereto, and a condition of the parties entering into this Agreement that there will be executed contemporaneously herewith a separate agreement pursuant to which DSI will purchase certain assets of Morgan Paris. If, for any reason, such Asset Purchase Agreement is not executed contemporaneously herewith, this Agreement shall become null and void and unenforceable.

     5. Morgan Paris and Dumas do further covenant and agree that neither of such parties will file any action or make any claim against any of DSI's Master Distributors, or against any of Morgan Paris' present or former sales representatives, or against Omnicare, with respect to any of the matters alleged in or referred to in the aforesaid Suit, or which may relate to or arise out of the contractual relationships and the disputes as between Morgan Paris and DSI.

     6. Upon execution of this Agreement, all of the parties hereto shall promptly return all documents produced through discovery during the course of the Suit, including all copies thereof and copies in the possession of any of the parties' attorneys, to the party from whom such documents were obtained.


     7. This Agreement is not intended to be and shall not be interpreted as being any admission of liability or responsibility whatsoever on the part of DSI or Morgan Paris or Dumas with respect to any of the claims or allegations made in the aforesaid Suit.

     8. Morgan Paris and Dumas agree to maintain the confidentiality of this Agreement and any of its terms unless they are compelled to make any disclosure by virtue of an order of a court or governmental agency.

     9. This Agreement has been entered into in Cincinnati, Ohio, and shall be governed by the laws of the State of Ohio. The parties agree that in the event any dispute should arise in the future as to the interpretation or implementation of the terms of this Agreement, such dispute will be submitted to the United States District Court for the Southern District of Ohio to enforce the Agreement.

     10. Dumas represents that she is the President and sole shareholder of Morgan Paris, that she has authority to enter into this Agreement on behalf of Morgan Paris, and that her execution of this Agreement shall be binding upon Morgan Paris. In like manner, John Borthwick, President of DSI, represents that he has the authority to enter into this Agreement on behalf of DSI, and that his execution of this Agreement shall be binding upon DSI.

     11. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, together with their heirs, administrators, executors, successors, agents and assigns.

     IN WITNESS WHEREOF, the parties hereto have executed this Settlement Agreement and Mutual Release on this 21st day of June, 1996.

                                      DERMA SCIENCES, INC.

                                      By:
                                           /s/  John T. Borthwick
                                           ---------------------
                                           John T. Borthwick
                                           President and Chief Executive Officer



                                      MORGAN PARIS, INC.

                                      By:
                                            /s/  Kathryn H. Dumas
                                            ---------------------
                                            Kathryn H. Dumas
                                            President


                                            /s/  Kathryn H. Dumas
                                            ---------------------
                                            KATHRYN H. DUMAS